AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT, dated effectively as of the 17th day of September, 2009, by and between AEROFLEX INCORPORATED, a Delaware corporation (the ACompany@), and JOHN ADAMOVICH, JR. (the AExecutive@).

WITNESSETH:

WHEREAS, the Company and Executive entered into an Employment Agreement dated November 9, 2005 which was amended as follows: (a) by Amendment No. 1, effectively on November 21, 2006, (b) by Amendment No. 2, effectively on December 1, 2006, and (c) by Amendment No. 3, effectively on December 31, 2008 (collectively,  the AEmployment Agreement@); and

WHEREAS, the Company and Employee desire to further amend and modify the said Employment Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.           The following shall replace in its entirety Section 1 of the Employment Agreement:

“Employment Period. Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for a period commencing as of the Effective Date and continuing for a one (1) year period, renewing daily unless either party provides notice of non-renewal. Upon such notice of non-renewal, the Employment Period shall continue for a period of one (1) year from the date such notice is received by the non-notifying party.”

2.	Section 2(b)(ii) of the Employment Agreement shall be amended as follows:

“Bonus.  For each Fiscal Year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus of between 33.33% and 100% of his Base Salary based upon the achievement of the Company’s  EBITDA target for such Fiscal Year (the “FY EBITDA Target”) as established by the Board of Directors of the Company (the “Board”).  More particularly, 33.33% of his Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is $10,000,000 less than the FY EBITDA Target established by the Board (the “Threshold EBITDA”), and, correspondingly, 100% of his Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is $10,000,000 or more than the FY EBITDA Target established by the Board. The Executive’s bonus shall be determined by linear interpolation as follows:

(A) if the Company’s  EBITDA is between the FY EBITDA Target and the Threshold EBITDA (but not less than the Threshold EBITDA), then the amount of the bonus to be paid to the Executive shall be calculated by (w) dividing by $10 million, the total of $10 million minus the difference between the FY EBITDA Target and the EBITDA achieved by the Company, (x) multiplying the result by 33.333% (y) adding the resultant percentage amount (rounded to the nearest hundredth of a percent) to 33.33% to obtain the “Multiplier Percentage”, and then (z) multiplying the Base Salary by the Multiplier Percentage.

(B) if the Company’s EBITDA is equal to or greater than the FY EBITDA Target, then the amount of the bonus to be paid to the Executive shall be calculated by (w) dividing by $10 million, the sum of $10 million plus the difference between the EBITDA achieved by the Company (up to an amount no greater than $10 million more than the FY EBITDA Target) and the FY EBITDA Target, (x) multiplying the result by 33.333%, (y) adding the resultant percentage amount (rounded to the nearest hundredth of a percent) to 33.33% to obtain the Multiplier Percentage, and then (z) multiplying the Base Salary by the Multiplier Percentage.

No annual bonus will be paid if the Company’s EBITDA is below the Threshold EBITDA for any Fiscal Year. The FY EBITDA Target shall be equitably adjusted by the Board in the event of any divestiture, acquisition or other extraordinary event. Any annual bonus payable hereunder shall be paid on or prior to March 15 of the year following the year such bonus is earned”.

3.           Section 4(a) of the Employment Agreement shall be amended to read as follows:

“(a)       Without Cause.  If during the Employment Period, the Company shall terminate the Executive’s employment without Cause, the Company shall pay to the Executive or his heirs (1) within ten (10) days after the Date of Termination the sum of the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, plus all accrued vacation pay, unreimbursed business expenses and other accrued but unpaid compensation described in Section 2(b) above (the “Accrued Obligations”); (2) an amount equal to the Executive’s Base Salary for the one-year period immediately following the Date of Termination, payable in such installments and at such intervals as is in accordance with the Company’s normal payroll practices, as if the Executive had remained an employee of the Company through the expiration of such period; (3) any amount arising from the Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; (4) the unpaid Bonus applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, but in no event less than of 50% of  the Bonus to which the Executive otherwise would have been entitled for that Fiscal Year pursuant to Section 2(b)(ii) had he not been terminated; and (5) the members of the Executive’s family shall be entitled to continue and participate in the Company’s Welfare Plans for said one-year period”.

4.          Except as specifically provided in this Amendment No. 4, the Employment Agreement is in all other respects hereby ratified and confirmed without amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the 17th day of September, 2009.

AEROFLEX INCORPORATED

By:	/s/ Leonard Borow
Leonard Borow, President

/s/ John Adamovich, Jr.
John Adamovich, Jr.